SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2011

Education Management Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-34466	25-1119571
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

210 Sixth Avenue, Pittsburgh, Pennsylvania	15222
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (412) 562-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2011, the Board of Directors (the “Board”) of Education Management Corporation (the “Company”), upon recommendation of its Nominating and Corporate Governance Committee, elected Joseph R. Wright as a member of the Board, effective immediately. The Board determined that Mr. Wright qualifies as an independent director under applicable independence standards and appointed Mr. Wright to its Audit Committee.

Mr. Wright, 72, currently serves as Chairman of Seamobile/MTN Satellite Communications and is a director of Federal Signal Corporation, where he serves on the Compensation and Benefits Committee, and Cowen Group, Inc., where he serves on the Audit Committee. From May 2008 to December 2009, Mr. Wright served in executive positions at Scientific Games Corporation, including as Chief Executive Officer from January 2009 to December 2009. From 2006 to 2008, Mr. Wright was Chairman of Intelsat Ltd., a leading global provider of fixed satellite services, having previously served as Chief Executive Officer of PanAmSat, a publicly-listed satellite-based services business, from 2001 until its acquisition by Intelsat in 2006. Prior to joining PanAmSat, Mr. Wright served in various executive positions, including as Chairman of GRC International, Co-Chairman of Baker & Taylor Holdings, Executive Vice President and Vice Chairman of W.R. Grace & Company, Chairman of Grace Energy Company and President of Grace Environmental Company. Mr. Wright also currently serves as Senior Advisor to Chart Capital Partners, the Comvest Group and Providence Equity Partners. Under President Reagan, Mr. Wright served as Deputy Director, then Director, of the Federal Office of Management and Budget and a member of President Reagan’s Cabinet, and earlier as Deputy Secretary of Commerce. President Reagan awarded Mr. Wright the Distinguished Citizens Award in 1988. Mr. Wright also served and continues to serve on other government councils and committees.

Mr. Wright will participate in the Company’s non-employee director compensation program, which is described under the heading “Non-Employee Director Compensation for Fiscal 2010” in the Company’s 2010 Proxy Statement filed with the Securities and Exchange Commission on October 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION MANAGEMENT CORPORATION

By:	/S/ J. DEVITT KRAMER
J. Devitt Kramer Senior Vice President and General Counsel

Dated: August 11, 2011